KPMG LLP	Telephone	(604) 691-3000
Chartered Professional Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Great Panther Silver Limited

We consent to the use of our report, dated March 3, 2016, with respect to the consolidated financial statements incorporated by reference herein and to the reference to our firm under the heading “Interest of Experts” in the prospectus.

//s// KPMG LLP

Chartered Professional Accountants

October 20, 2016
Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative (“KPMG International”), a Swiss
entity. KPMG Canada provides services to KPMG LLP.